Exhibit 99.1

PIONEER BANKSHARES, INC. REPORTS RECORD EARNINGS

Stanley, VA — Pioneer Bankshares, Inc., the parent company of Pioneer Bank, reported consolidated net income of $1.6 million for the year ending December 31, 2004. This represents an earnings increase of $248,000 or 18.87% over net income for the previous year. Diluted earnings per share for 2004 was $1.45 compared to $1.20 for 2003. According to Company records, 2004’s earnings were the highest recorded in the history of the institution. Additional financial highlights for the year ended December 31, 2004 are included in the table below and should be read in conjunction with the notes to financial statements included in the 2004 annual report to stockholders of Pioneer Bankshares, Inc. and its form 10-KSB, to be filed with the Securities and Exchange Commission.

Pioneer Bankshares, Inc. is a one-bank holding company located in Page County, Virginia. It owns and operates Pioneer Bank with six banking locations. The company’s main branch and corporate office is located in Stanley, Virginia, with other branch locations in Shenandoah, Luray, Harrisonburg (2), and Stanardsville, Virginia. The Company is also currently in the process of opening a new branch location in Charlottesville, Virginia.

Pioneer Bankshares, Inc. stock is traded on the Over-the-Counter Bulletin Board under the symbol PNBI.OB.

PIONEER BANKSHARES, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except for per share information)

Condensed Statement of Income	2004	2003
Interest and dividend income	$7,798	$8,172
Interest expense	1,779	2,030

Net interest income	6,019	6,142
Provision for loan losses	72	948

Net interest income after provision for loan losses	5,947	5,194

Noninterest income	1,228	1,474
Noninterest expense	4,821	4,721

Income before income taxes	2,354	1,947
Income tax expense	792	633

Net Income	$1,562	$1,314

At Year End (12/31/04)
Assets	$133,265	$120,921
Deposits	100,797	99,591
Loans, Net	92,283	80,781
Stockholders’ Equity	13,537	13,165

Per Share Information
Net income per share, basic	$1.46	$1.20
Net income per share, diluted	$1.45	$1.20
Dividends per share	.48	.50
Book value per share	13.09	12.26